Exhibit 99.2
Registered No. 3811362
SC London Limited
Annual report
For the year ended 31 December 2007

SC London Limited
Annual report
for the year ended 31 December 2007

SC London Limited
Directors and advisers
Directors
F Kleisner
J Chodorow
Secretary and registered office
Bibi Ali
MacFarlanes
10 Norwich Street
London
EC4A 1BD
Solicitors
MacFarlanes
10 Norwich Street
London
EC4A 1BD
Registered auditors
BDO Stoy Hayward LLP
55 Baker Street
London
W1U 7EU
Bankers
National Westminster Bank PLC
135 Bishopsgate
London
EC2M 3UR

SC London Limited
Report of the Independent Registered Public Accounting Firm To the Board of Directors
of SC London Limited
We have audited the financial statements of SC London Limited which comprise the balance sheet as of December 31, 2007 and December 31, 2006 and the related profit and loss account, cash flow statement and related notes for the year ended December 31, 2007 and December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SC London Limited as at December 31, 2007 and December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2007 and December 31, 2006 in conformity with generally accepted accounting principles in the United Kingdom. Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 19 to the financial statements.
BDO Stoy Hayward LLP
Chartered Accountants and Registered Auditors
London, UK
March 12, 2008

SC London Limited
Profit and loss account
for the year ended 31 December 2007

	Notes			Unaudited
		2007	2006	2005
		£000	£000	£000

Turnover		15,375	15,793	14,458
Cost of sales		(3,768)	(3,825)	(3,731)

Gross profit	3	11,607	11,968	10,727

Administrative expenses		(11,689)	(11,135)	(10,675)

Operating (loss) / profit	4	(82)	833	52
Interest receivable		47	62	59

(Loss) / profit on ordinary activities before taxation		(35)	895	111
Tax on (loss) / profit on ordinary activities	5	(222)	(275)	(21)

(Loss) / Profit for the financial year	13	(257)	620	90

All profits arise from continuing operations.
The company has no recognised gains or losses other than the loss for the period.
There is no difference between the historical cost (loss) / profit and that stated above.

SC London Limited
Balance sheet
At 31 December 2007

	Notes	2007	2006
		£000	£000

Tangible fixed assets	7	950	385

Current assets
Stock	8	232	276
Debtors	9	1,748	2,068
Cash at bank and in hand		1,375	3,300

		3,355	5,644

Creditors: amounts falling due within one year	10	(2,039)	(2,676)

Net current assets		1,316	2,968

Net assets		2,266	3,353

Capital and reserves
Called up share capital	12	—	—
Capital redemption reserve	13	2,521	2,521
Profit and loss account	13	(255)	832

Shareholders’ funds	14	2,266	3,353

The financial statements on pages 5 to 16 were approved by the board of directors and authorised for issue on March 12, 2008.
F Kleisner
Director

SC London Limited
Cash flow statement
for the year ended 31 December 2007

	Notes			Unaudited
		2007	2006	2005
		£000	£000	£000

Net cash (outflow)/inflow from operating activities	17	(65)	1,310	132

Returns on investments and servicing of finance	18	47	62	59

Taxation		(294)	(206)	—

Capital expenditure	18	(783)	(219)	(75)

Equity Dividend paid to shareholders		(830)	—	—

(Decrease)/Increase in cash		(1,925)	947	116

Reconciliation of net cash flow to movement in
net funds for the year ended 31 December 2007

	Notes			Unaudited
		2007	2006	2005
		£000	£000	£000

(Decrease)/Increase in cash in the year		(1,925)	947	116

Movements in net funds in the year		(1,925)	947	116
Net funds at the start of the year		3,300	2,353	2,237

Net funds at the end of the year	19	1,375	3,300	2,353

SC London Limited
Notes to the financial statements
for the year ended 31 December 2007
1 Principal accounting policies
The financial statements have been prepared under the historical cost convention and in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important accounting policies are set out below.
Turnover
Turnover represents food and beverage sales, stated net of value added tax. Turnover is wholly generated in the United Kingdom.
Fixed assets
Tangible fixed assets are stated at cost less depreciation and any provision for impairment. Assets are depreciated to their residual values on a straight line basis over their estimated useful lives as follows:
Fixtures, fittings and equipment 5 - 10 years
Stocks
Stocks are stated at the lower of cost and net realisable value.
Deferred taxation
Deferred taxation is provided in respect of all timing differences that have originated but not reversed at the balance sheet date, where transactions or events have occurred which result in an obligation to pay more or less tax in the future.
Deferred tax is measured at the average tax rates which apply in the period in which the timing differences are expected to reverse. Deferred tax is measured on a non-discounted basis.
Deferred tax assets are regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it is more likely than not that there will be adequate future taxable profits against which to recover carried forward tax losses.
Pension scheme
The company operates a defined contribution pension scheme. Contributions are charged to the profit and loss account in the period in which they are incurred.
Foreign currency transactions
Translations into sterling are made at the average of rates ruling throughout the period for profit and loss items and at the rate ruling at 31 December 2007 for assets and liabilities. Exchange differences arising in the ordinary course of trading are reflected in the profit and loss account.

SC London Limited
Dividends
Equity dividends are recognised when they become legally payable. Interim equity dividends are recognised when paid. Final equity dividends are recognised when approved by the shareholders at an annual general meeting.
2 Staff costs and employees
None of the directors received any remuneration in the year.

	Unaudited
	2007	2006	2005
	£000	£000	£000
Wages and salaries	4,184	3,853	3,774
Social security costs	347	308	285
Pension costs	32	22	26

	4,563	4,183	4,085

	Unaudited
	2007	2006	2005
The average number of employees in the year was:
Operating staff	310	303	317
Management/administration	13	10	10

	323	313	327

Funded defined contribution scheme for employees (group scheme)
Pension costs of £32,000 (2006: £22,000) were charged to the profit and loss account of which £nil (2006: £nil) was outstanding at the balance sheet date.
The pension scheme is held with Standard Life and is administered by Origen.
3 Gross profit

	Unaudited
	2007	2006	2005
	£000	£000	£000
Gross profit is stated after charging:
Exceptional cost of sales	—	—	321

Included within profit on ordinary activities before taxation is an exceptional cost of sales of £321,000, which related to a settlement with Her Majesty’s Revenue and Customs for National Insurance Contributions on certain staff for the period from April 1999 to April 2007. Applicable to this exceptional item is a tax credit of 30% of the charge.

SC London Limited
4 Operating profit

	Unaudited
	2007	2006	2005
	£000	£000	£000
This is arrived at after charging:
Depreciation of tangible fixed assets	104	226	277
Loss on Disposal of Fixed Assets	114	—	—

Auditors’ remuneration:
Audit	10	8	12

5 Tax on profit on ordinary activities
(a) Analysis of charge in the year

	Unaudited
	2007	2006	2005
	£000	£000	£000
United Kingdom corporation tax at 30%	5	264	44
Adjustments in respect of prior years	169	7	(14)

Total tax charge (note 5 (b))	174	271	30

Deferred taxation (note 11)	48	4	(9)

Tax on profit on ordinary activities	222	275	21

(b) Factors affecting tax charge for the year

	Unaudited
	2007	2006	2005
	£000	£000	£000
Profit on ordinary activities before tax	(35)	895	111

Profit on ordinary activities multiplied by standard rate of corporation tax in the UK of 30% (2006: 30%)	(5)	268	33

Effects of:
Expenses not deductible for tax purposes	57	—	2
Capital allowances (in excess of)/less than depreciation	(14)	(4)	9
Utilisation of tax losses	(33)	—	—
Adjustments in respect of prior years	169	7	(14)

Tax charge for the period (note 5(a))	174	271	30

(c) Factors affecting future tax charges
No significant differences are envisaged for future periods.

SC London Limited
6 Dividends

	Unaudited
	2007	2006	2005
	£000	£000	£000
Amounts recognised as distributions to equity holders during the year
The dividend payment recognised during 2007 was for the final dividend declared in respect of the period ended 31 December 2006 of £830,000	830	—	—

7 Fixed assets

Fixtures,
fittings and
equipment
£000
Cost
At 1 January 2007	1,862
Additions	783
Disposals	(203)

At 31 December 2007	2,442

Depreciation
At 1 January 2007	1,477
Charge for the year	104
Disposals	(89)

At 31 December 2007	1,492

Net book value
At 31 December 2007	950

At 31 December 2006	385

8 Stocks

	2007	2006
	£000	£000
Consumables	232	276

SC London Limited
9 Debtors: amounts falling due within one year

	2007	2006
	£000	£000
Trade debtors	234	328
Amounts due from related party undertaking (note 15)	1,421	1,587
Other debtors	9	18
Prepayments and accrued income	31	34
Deferred taxation (note 11)	53	101

	1,748	2,068

The above amounts are due within one year with the exception of deferred tax.
10 Creditors: amounts falling due within one year

	2007	2006
	£000	£000
Trade creditors	386	616
Amounts due to related party undertakings (note 15)	—	232
Taxation and social security	618	644
Accruals and deferred income	891	920
Corporation tax	144	264

	2,039	2,676

11 Deferred taxation

	2007	2006
	£000	£000
Depreciation in excess of capital allowances
Balance at 1 January	101	105
Charged to the profit and loss account	(48)	(4)

Balance at 31 December	53	101

12 Called up share capital

	2007	2006
	£000	£000
Authorised
100,000 ordinary shares of £1 each	100	100

Allotted, called up and fully paid
1 ordinary shares of £1 each	—	—

SC London Limited
13 Reserves

	Capital
	redemption	Profit and loss
	reserve	account	Total
	£000	£000	£000
Balance at 1 January 2007	2,521	832	3,353
Loss for the financial year	—	(257)	(257)
Dividend Distribution	—	(830)	(830)

Balance at 31 December 2007	2,521	(255)	2,266

14 Reconciliation of movements in shareholders’ funds

	2007	2006
	£000	£000
(Loss)/Profit for the financial year	(257)	620
Dividend Distribution	(830)	—

Opening shareholders’ funds	3,353	2,733

Closing shareholders’ funds	2,266	3,353

15 Related party transactions
Morgans Hotel Group London Limited
Morgans Hotel Group London Limited is a wholly owned subsidiary of Morgans Hotel Group Europe Limited, which is 50% owned by Morgans Hotel Group Co. SC London pays rent and recharged expenditure to Morgans Hotel Group London Limited, which totalled £3,699,000 (2006: £3,729,000).
Chodorow Ventures LLC
SC London pays a management fee to Euro Management Group Inc., an affiliate of Chodorow Ventures LLC, a company in which one of the directors has an interest. Amounts paid in the period totalled £463,000 (2006: £478,000).
The directors confirm that there were no related party transactions other than those disclosed in these financial statements and that all transactions were undertaken on an arms length basis.

SC London Limited

	2007	2006
	£000	£000
Debtors
Clift Holdings LLC	1	3
SC London LLC	1,105	1,474
Morgans Hotel Group London Limited	215	—
Morgans Hotel Group Co	50	54
Chodorow Ventures LLC	50	56

	1,421	1,587

The debtor balance with SC London LLC, the company’s immediate parent undertaking, relates to an unsecured loan with interest charged at a notional rate totalling £1,105,000 (2006: £1,474,000). The amount is repayable on demand.
The debtor balances with Morgans Hotel Group Co and Chodorow Ventures LLC both relate to $100,000 unsecured loans with interest charged at a notional rate. This amounts to £50,000 translated into sterling at the year end exchange rate (2006: £54,000). The loans are repayable on demand. In 2006 there was an additional £2,000 trading debtor with Chodorow Ventures LLC, this has now been repaid.

	2007	2006
	£000	£000
Creditors: amounts falling within one year
Morgans Hotel Group London Limited	—	231
Henry Hudson Holdings LLC	—	1

	—	232

16 Ultimate parent company
The company is a subsidiary of SC London LLC. Morgans Hotel Group Co owns 50% of SC London LLC, the remaining 50% being owned by Chodorow Ventures LLC. All the above companies are registered in the U.S.A. The principle place of business of Morgans Hotel Group Co is 475 10th Avenue, New York, NY 10018, USA. The principle place of business of Chodorow Ventures LLC is 16400 NW Second Avenue, Suite 200, Miami, FL 33169, USA.

SC London Limited
17 Reconciliation of operating profit to net cash (outflow)/inflow from operating activities

	Unaudited
	2007	2006	2005
	£000	£000	£000
Operating (loss)/profit	(82)	833	52
Depreciation and loss on disposal	218	226	277
(Increase) / decrease in stock	44	(77)	24
(Increase) / decrease in debtors	272	(125)	(104)
Increase / (decrease) in creditors	(517)	453	(117)

Net cash (outflow)/inflow from operating activities	(65)	1,310	132

18 Analysis of cash flows

	Unaudited
	2007	2006	2005
	£000	£000	£000
Return on investment and servicing of finance
Interest received	47	62	59

Capital expenditure
Purchase of tangible fixed assets	(783)	(219)	(75)

19 Analysis of changes in net debt

	At 1 January		At 31
	2007	Cash flows	December 2007
	£000	£000	£000
Cash at bank and in hand	3,300	(1,925)	1,375

Net funds	3,300	(1,925)	1,375

SC London Limited
20 Summary of differences between United Kingdom Generally Accepted Accounting Practice (“UK GAAP”) and United States Generally Accepted Accounting Principles (“US GAAP”)
There are no material differences between profit for the financial year as reported under UK GAAP and that reported under US GAAP. In addition there are no material differences between shareholders’ funds at either 31 December 2007 or 31 December 2006 as reported under UK GAAP and that reported under US GAAP.
Financial statement presentation
The balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. Under UK GAAP, current assets are netted against current liabilities in the balance sheet whereas US GAAP requires the separate presentation of total assets and total liabilities. UK GAAP requires assets to be presented in ascending order of their liquidity, whereas under US GAAP assets are presented in descending order of liquidity.
Cash flow statement
The cash flow statement presented under UK GAAP has been prepared in accordance with FRS 1 (revised), “Cash Flow Statements”. There are certain differences from UK GAAP to US GAAP with regard to the classification of items within the cash flow statement and with regard to the definition of cash and cash equivalents. In accordance with FRS 1, cash flows are prepared separately for operating activities, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing.
US GAAP, however, requires only three categories of cash flow activity to be reported. Under SFAS No. 95, “Statement of Cash Flows”, cash flows are classified under operating activities (including cash flows from taxation and returns on investment and servicing of finance), investing activities and financing activities.
A summary of the Company’s operating, investing and financing activities classified in accordance with US GAAP is presented below:

	Unaudited
	2007	2006	2005
	£000	£000	£000
Net cash provided by operating activities	(312)	1,166	191
Net cash used in investing activities	(1,613)	(219)	(75)

Net increase/(decrease) in cash	(1,925)	947	116
Cash and cash equivalents at beginning of period	3,300	2,353	2,237

Cash and cash equivalents at end of period	1,375	3,300	2,353